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As filed with the Securities and Exchange Commission on August 11, 2011

Registration No. 333-175705

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form S-1
Registration Statement
Under
The Securities Act of 1933

Planet Payment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7389	13-4084693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Planet Payment, Inc.
670 Long Beach Blvd.
Long Beach, New York 11561
(516) 670-3200
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Philip D. Beck
Chairman of the Board, Chief Executive Officer and President
Planet Payment, Inc.
670 Long Beach Blvd.
Long Beach, New York 11561
(516) 670-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Robert A. Freedman, Esq. Cynthia Clarfield Hess, Esq. Michael A. Brown, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Graham N. Arad, Esq. Director, Senior Vice President and General Counsel Planet Payment, Inc. 670 Long Beach Blvd. Long Beach, New York 11561 (516) 670-3200	Kenneth J. Gordon, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

 Explanatory note

This Amendment No. 1 is being filed for the purpose of filing Exhibits 10.13, 10.14, 10.15 and 10.16 and amending the disclosures in Item 16 of Part II of the Registration Statement (Commission File No. 333-175705). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

 Part II
Information not required in prospectus

Item 13.    Other expenses of issuance and distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee		$8,708
FINRA filing fee		8,000
listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be completed by amendment.

Item 14.   Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act").

As permitted by the Delaware General Corporation Law, the Registrant's restated certificate of incorporation to be effective upon the completion of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•
any breach of the director's duty of loyalty to the Registrant or its stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•
any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant's restated bylaws to be effective upon the completion of this offering provide that:

•
the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•
the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•
the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•
the rights conferred in the bylaws are not exclusive.

Prior to the completion of this offering, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. Reference is also made to Section 9 of the underwriting agreement filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

One of Registrant's directors (Shane Kim) is also indemnified by his employer with regard to his service on the Registrant's Board of Directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit title	Exhibit number

Form of Underwriting Agreement	1.1
Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering	3.2
Form of Restated Bylaws of the Registrant, to be in effect upon the completion of this offering	3.4
Registration Rights Agreement, dated November 10, 2004, by and among Registrant and certain security holders of the Registrant, as amended	4.2
Form of Indemnification Agreement	10.1

Item 15.   Recent sales of unregistered securities

Since July 1, 2008 and through June 30, 2011, the Registrant has issued and sold the following securities:

  1.     Since July 1, 2008, the Registrant has granted to its directors, officers, employees and consultants options to purchase 3,717,503 shares of common stock under its 2006 Plan with per share exercise prices ranging from $1.20 to $2.50, and has issued 220,819 shares of common stock upon exercise of options granted under its 2000 Plan and 2006 Plan. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  2.     In July, October and November 2008, warrants were net exercised for a total of 263,004 shares of common stock by ten holders. These transactions were exempt from the registration requirements of the Securities Act in reliance on 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  3.     In December 2008 and January and February 2009, the Registrant issued $450,000 in convertible promissory notes, with a five year term, convertible into 450,000 shares of common stock at a conversion price of $1.00 per share to three accredited investors. The noteholders also received warrants with a five-year term to purchase 112,500 shares of common stock at an exercise price of $1.00 per share. The notes carried an interest rate of 8% per annum. As a result of the issuance of shares of common stock sold by the Registrant in March 2009, pursuant to the terms of the notes, the conversion price of the notes and the exercise price of the warrants were adjusted to $0.45 per share. In December 2009, the noteholders converted the principal amount and accrued interest of all the notes into an aggregate of 1,076,283 shares of common stock and warrants to purchase 87,500 shares of common stock remain outstanding. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  4.     In March 2009, the Registrant sold an aggregate of 6,659,000 shares of common stock at a per share purchase price of either £0.32 per share for investors located in the United Kingdom or $0.45 per share for investors located in the United States to nine accredited investors. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  5.     In March 2009, the Registrant issued 298,790 shares of common stock in lieu of a cash payment for interest on a note issued in 2005 to the holder of the note. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  6.     In May 2009, the Registrant issued 56,312 shares of common stock at a price of £0.40 per share to Jonathan Kaiden in lieu of payments of fees for service as a director. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  7.     In May 2009, the Registrant issued 17,638 shares of common stock in lieu of a cash payment for interest on a note issued in 2005 to the holder of the note. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  8.     In July 2009, the Registrant issued 609,679 shares of common stock in lieu of cash payments for interest due on convertible promissory notes issued in 2007 and April 2008. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  9.     In November 2009, the Registrant issued 3,076,000 shares of common stock at a price of $1.30 per share, for a gross aggregate amount of approximately $4 million, to four accredited investors. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  10.  In January 2010, the Registrant issued 205,317 shares of common stock in lieu of a cash payment for interest accrued and due in 2009 on a note issued in 2005 to the holder of the note and 240,187 shares of common stock in lieu of cash payments for interest due on convertible promissory notes issued in 2007 and April 2008. The Registrant also issued warrants to purchase 182,455 shares of common stock in satisfaction of accounts payable accrued in 2007 through 2009. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  11.  In July 2010, the Registrant issued 303,371 shares of common stock in lieu of cash payments for interest due on convertible promissory notes issued in 2007 and April 2008. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  12.  In October 2010, the Registrant sold an aggregate of 4,500,000 shares of common stock at a price of £0.85 per share for an aggregate purchase price of approximately $6.0 million to four accredited investors. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  13.  In December 2010, the Registrant issued 1,526,718 shares of common stock in connection with the partial exercise of a warrant. The Registrant also issued warrants to purchase 23,931 shares of common stock in satisfaction of accounts payable accrued in 2010. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  14.  In January 2011, the Registrant issued 298,901 shares of common stock in lieu of cash payments for interest due on convertible notes issued in 2007 and April 2008. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  15.  In March 2011, the Registrant issued 15,206 shares of common stock to one warrantholder in connection with the automatic net exercise of a warrant effective as of November 30, 2010. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  16.  In March 2011, the Registrant issued 10,000 shares of common stock as compensation to a service provider. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

  17.  In April 2011, the Registrant issued an aggregate of 4,049,776 shares of common stock to six accredited investors upon the conversion of the convertible promissory notes issued in 2007 and April 2008. In addition, the Registrant issued an aggregate of 425,000 shares of common stock to these six accredited investors in lieu of cash payments for interest due on these convertible promissory notes and a prepayment fee. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.    Exhibits and financial statement schedules

(a)   Exhibits.    The following exhibits are included herein or incorporated herein by reference:

			Incorporated by reference
Exhibit number		Description of exhibit	Form	File no.	Exhibit	Filing date	Filed herewith

1.1	*	Form of Underwriting Agreement.
3.1		Amended and Restated Certificate of Incorporation of the Registrant.	S-1	333-175705	3.1	7/21/2011
3.2	*	Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.
3.3		Amended and Restated Bylaws of the Registrant.	S-1	333-175705	3.3	7/21/2011
3.4	*	Form of Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.
4.1	*	Form of Registrant's common stock certificate.
4.2		Registration Rights Agreement, dated November 10, 2004, as amended, by and among Registrant and certain security holders of the Registrant.	S-1	333-175705	4.2	7/21/2011
4.3		Form of Warrant Agreement to purchase shares of Registrant's common stock.	S-1	333-175705	4.3	7/21/2011
5.1	*	Opinion of Fenwick & West LLP.
10.1		Form of Indemnification Agreement.	S-1	333-175705	10.1	7/21/2011
10.2		2000 Stock Incentive Plan and forms of stock option agreement and stock option exercise agreement.	S-1	333-175705	10.2	7/21/2011
10.3		2006 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.	S-1	333-175705	10.3	7/21/2011
10.4	*	2011 Equity Incentive Plan, to be in effect upon the completion of this offering, and forms of stock option award agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.
10.5	*	2011 Employee Stock Purchase Plan, to be in effect upon the completion of this offering, and form of subscription agreement.
10.6		Offer letter, dated November 8, 2009, by and between the Registrant and Robert J. Cox III.	S-1	333-175705	10.6	7/21/2011

			Incorporated by reference
Exhibit number		Description of exhibit	Form	File no.	Exhibit	Filing date	Filed herewith

10.7		Offer letter, dated October 30, 2006, by and between the Registrant and Kieth W. Flaherty.	S-1	333-175705	10.7	7/21/2011
10.8		Offer letter, dated October 21, 2003, by and between the Registrant and Alan M. Lubitz.	S-1	333-175705	10.8	7/21/2011
10.9		Executive Retention Agreement, dated February 9, 2010, by and between the Registrant and Philip D. Beck.	S-1	333-175705	10.9	7/21/2011
10.10		Executive Retention Agreement, dated February 9, 2010, by and between the Registrant and Graham N. Arad.	S-1	333-175705	10.10	7/21/2011
10.11		Executive Retention Agreement, dated November 9, 2009, by and between the Registrant and Robert J. Cox III.	S-1	333-175705	10.11	7/21/2011
10.12		Agreement of Lease, dated August 15, 2005, by and between the Registrant and BDP Realty Associates, LLC.	S-1	333-175705	10.12	7/21/2011
10.13†		Service Agreement, dated March 10, 2008, as amended, by and between Planet Payment (Hong Kong) Ltd and Global Payments Asia-Pacific Processing Company Limited.					X
10.14†		Service Agreement, dated November 1, 2007, by and between Planet Payment (Hong Kong) Ltd and Global Payments Asia Pacific Processing Company Limited and subsequently assigned to Global Payments Asia-Pacific (Shanghai) Limited.					X
10.15†		Service Agreement, dated October 20, 2009, by and between Planet Payment (Hong Kong) Ltd and Global Payments Asia-Pacific Processing Company Limited.					X
10.16†		Multi-Currency Processing Agreement, dated January 10, 2010, by and among the Registrant, Planet Payment (Hong Kong) Ltd and Network International, LLC.					X
21.1		List of Significant Subsidiaries of the Registrant.	S-1	333-175705	21.1	7/21/2011
23.1		Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm.	S-1	333-175705	23.1	7/21/2011
23.2	*	Consent of Fenwick & West LLP (included in Exhibit 5.1).
24.1		Power of Attorney.	S-1	333-175705	24.1	7/21/2011

*
To be filed by amendment.

†
Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.

(b)   Financial Statement Schedule. The following financial statement schedule is filed as part of this registration statement: Schedule II – Valuation and qualifying accounts.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of New York, on this 11th day of August, 2011.

Planet Payment, Inc.
By:	/s/ PHILIP D. BECK Philip D. Beck Chairman of the Board of Directors, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILIP D. BECK Philip D. Beck	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	August 11, 2011
/s/ ROBERT J. COX III Robert J. Cox III	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 11, 2011
* Graham N. Arad	Director, Senior Vice President and General Counsel	August 11, 2011
* Lady Barbara T. Judge	Director	August 11, 2011
* Jonathan Kaiden	Director	August 11, 2011
* Shane H. Kim	Director	August 11, 2011

Signature	Title	Date

* Cameron R. M. McColl	Director	August 11, 2011

*By:	/s/ PHILIP D. BECK Philip D. Beck	Attorney-in-Fact	August 11, 2011

 Exhibit index

			Incorporated by reference
Exhibit number		Description of exhibit	Form	File no.	Exhibit	Filing date	Filed herewith

1.1	*	Form of Underwriting Agreement.
3.1		Amended and Restated Certificate of Incorporation of the Registrant.	S-1	333-175705	3.1	7/21/2011
3.2	*	Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.
3.3		Amended and Restated Bylaws of the Registrant.	S-1	333-175705	3.3	7/21/2011
3.4	*	Form of Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.
4.1	*	Form of Registrant's common stock certificate.
4.2		Registration Rights Agreement, dated November 10, 2004, as amended, by and among Registrant and certain security holders of the Registrant.	S-1	333-175705	4.2	7/21/2011
4.3		Form of Warrant Agreement to purchase shares of Registrant's common stock.	S-1	333-175705	4.3	7/21/2011
5.1	*	Opinion of Fenwick & West LLP.
10.1		Form of Indemnification Agreement.	S-1	333-175705	10.1	7/21/2011
10.2		2000 Stock Incentive Plan and forms of stock option agreement and stock option exercise agreement.	S-1	333-175705	10.2	7/21/2011
10.3		2006 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.	S-1	333-175705	10.3	7/21/2011
10.4	*	2011 Equity Incentive Plan, to be in effect upon the completion of this offering, and forms of stock option award agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.
10.5	*	2011 Employee Stock Purchase Plan, to be in effect upon the completion of this offering, and form of subscription agreement.
10.6		Offer letter, dated November 8, 2009, by and between the Registrant and Robert J. Cox III.	S-1	333-175705	10.6	7/21/2011
10.7		Offer letter, dated October 30, 2006, by and between the Registrant and Kieth W. Flaherty.	S-1	333-175705	10.7	7/21/2011
10.8		Offer letter, dated October 21, 2003, by and between the Registrant and Alan M. Lubitz.	S-1	333-175705	10.8	7/21/2011

			Incorporated by reference
Exhibit number		Description of exhibit	Form	File no.	Exhibit	Filing date	Filed herewith

10.9		Executive Retention Agreement, dated February 9, 2010, by and between the Registrant and Philip D. Beck.	S-1	333-175705	10.9	7/21/2011
10.10		Executive Retention Agreement, dated February 9, 2010, by and between the Registrant and Graham N. Arad.	S-1	333-175705	10.10	7/21/2011
10.11		Executive Retention Agreement, dated November 9, 2009, by and between the Registrant and Robert J. Cox III.	S-1	333-175705	10.11	7/21/2011
10.12		Agreement of Lease, dated August 15, 2005, by and between the Registrant and BDP Realty Associates, LLC.	S-1	333-175705	10.12	7/21/2011
10.13†		Service Agreement, dated March 10, 2008, as amended, by and between Planet Payment (Hong Kong) Ltd and Global Payments Asia-Pacific Processing Company Limited.					X
10.14†		Service Agreement, dated November 1, 2007, by and between Planet Payment (Hong Kong) Ltd and Global Payments Asia Pacific Processing Company Limited and subsequently assigned to Global Payments Asia-Pacific (Shanghai) Limited.					X
10.15†		Service Agreement, dated October 20, 2009, by and between Planet Payment (Hong Kong) Ltd and Global Payments Asia-Pacific Processing Company Limited.					X
10.16†		Multi-Currency Processing Agreement, dated January 10, 2010, by and among the Registrant, Planet Payment (Hong Kong) Ltd and Network International, LLC.					X
21.1		List of Significant Subsidiaries of the Registrant.	S-1	333-175705	21.1	7/21/2011
23.1		Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm.	S-1	333-175705	23.1	7/21/2011
23.2	*	Consent of Fenwick & West LLP (included in Exhibit 5.1).
24.1		Power of Attorney.	S-1	333-175705	24.1	7/21/2011

*
To be filed by amendment.

†
Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.

QuickLinks

Explanatory note
Part II Information not required in prospectus
  Item 13. Other expenses of issuance and distribution
  Item 14. Indemnification of directors and officers
  Item 15. Recent sales of unregistered securities
  Item 16. Exhibits and financial statement schedules
  Item 17. Undertakings
Signatures
Exhibit index